SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report: March 17, 2008

GREEN GLOBE INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-31974	13-4171971
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

29970 Technology Drive, Suite 203

Murrieta, California 92563
(Address of principal executive offices)

Registrant's telephone number, including area code: (951) 677-6735

N/A

(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c) Appointment of Executive Officer

On March 17, 2008, the Board of Directors appointed Bradley Cox as it Chief Operating Officer.  The Registrant and Mr. Cox are currently in the processes of finalizing an employment agreement; however, as of the date hereof there is not a written employment agreement in place.

Bradley Cox - From 1996, Mr. Cox was at the frontline of tourism sales and marketing, working for international tourism and hospitality brands. Based on the Gold Coast, Australia’s leading leisure destination for domestic and international travelers, Mr. Cox held senior sales and marketing positions at ANA Hotel and Hard Rock Cafe. Mr. Cox managed all the key domestic accounts for these tourism operators, maintaining channels through major airlines as well as negotiated sales to travel agencies throughout Australia.  In 2000, Mr. Cox joined the Sustainable Tourism Cooperative Research Centre (STCRC), based at Griffith University on the Gold Coast. An Australian government initiative to deliver research and development innovations to the tourism sector, the STCRC grew to include 16 university and 17 government and industry partners, including Tourism Australia, Qantas and the Australian Federation of Travel Agents.  Mr. Cox has served for the past eight years as STCRC’s General Manager Communications and Industry Extension. Mr. Cox worked closely with industry, government and academic partners to incubate innovative research ideas to prototypes that now benefit Australia’s tourism sector. One of the key innovations was the scientific benchmarking and certification tools, which have underpinned Green Globe for almost 10 years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN GLOBE INTERNATIONAL, INC.

March 19, 2008	/s/ Steven Peacock
Date	Steven Peacock, Interim Chief Executive Officer